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Exhibit 10.8.2

AMENDMENT NUMBER 3
TO
THE MACERICH COMPANY
EXECUTIVE OFFICER SALARY DEFERRAL PLAN

        WHEREAS, The Macerich Company (the "Company") has established The Macerich Company Executive Officer Salary Deferral Plan (the "Plan") to provide supplemental retirement income benefits through salary deferrals for certain of its executive officers; and

        WHEREAS, it is desirable to amend the Plan to provide for the crediting of earnings to the account balances of Dana Anderson and to modify the effect of a plan termination on the distribution of accounts to comply with Section 409A of the Internal Revenue Code.

        NOW THEREFORE, the Plan is hereby amended as set forth below, effective December 15, 2004.

ARTICLE I

TITLE AND DEFINITIONS

1.
Section 1.2 is amended by changing the definitions of "Company Matching Account" and Deferral Account" to read as follows:

            "Company Matching Account' shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with (a) an amount equal to the Company Matching Amount (as defined in Section 4.2) and (b) to the extent applicable pursuant to Section 4.3(b), earnings or losses thereon in accordance with Section 4.3(b)(5)."

            "Deferral Account' shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with (a) amounts equal to the portion of the Participant's Salary that he elects to defer and (b) to the extent applicable pursuant to Section 4.3(b), earnings or losses thereon in accordance with Section 4.3(b)(5)."

2.
Section 1.2 is amended by adding the following definitions thereto:

            "Earnings Rate' shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund determined for each business day."

            "Fund' or "Funds' shall mean one or more of the investment funds designated in Section 4.3(b)(2)."

ARTICLE IV

PARTICIPANT ACCOUNTS

3.
Section 4.3 of Article IV is amended by changing its title to "Interest or Earnings" and by amending it in its entirety to read as follows:

          "4.3—Interest or Earnings.

            (a)    No Interest or Earnings    .No interest or earnings shall be credited to a Participant's Accounts.

            (b)    Investment Elections for Certain Participants    .

              (1)   Notwithstanding Section 4.3(a), effective December 15, 2004, Dana K. Anderson shall be eligible to designate, on a form provided by the Committee or otherwise in accordance with procedures established by the Committee, the Fund or Funds in which the amounts credited to his Deferral Account and Company Matching Account will be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to his Accounts.

              (2)   As of December 15, 2004, the Funds shall be the following:

                1.     Northwestern Mutual Life Guaranteed Interest Fund

                2.     Northwestern Mutual Life Money Market Fund

                3.     Northwestern Mutual Life Select Bond Fund

                4.     Northwestern Mutual Life High Yield Bond Fund

                5.     Northwestern Mutual Life Balanced Fund

                6.     Northwestern Mutual Life Index 500 Stock Fund

                7.     Mason Street Advisors Large Cap Core Stock Fund

                8.     Northwestern Mutual Life Growth Stock Fund

                9.     Franklin Templeton International Equity Fund

                10.   Northwestern Mutual Life Aggressive Growth Stock Fund

                11.   Northwestern Mutual Life Index 400 Stock Fund

                12.   Russell Real Estate Securities Fund

                13.   T. Rowe Price Small Cap Value Fund

              (3)   In making the designation pursuant to this Section 4.3(b), Dana Anderson must specify, in whole numbers, the percentage of his Deferral Account and Company Matching Account that shall be deemed to be invested in one or more of the Funds. Effective as of the end of the day on which the Committee receives Dana Anderson's election, he may change the designation made under this Section 4.3(b) by filing an election in accordance with procedures established by the Committee. If Dana Anderson fails to elect a Fund under this Section 4.3(b), he shall be deemed to have elected the Northwestern Mutual Life Money Market Fund.

              (4)   The Earnings Rate of each Fund shall be used to determine the amount of earnings or losses to be credited to Dana Anderson's Accounts under this Article IV. The Company reserves the right to increase or decrease the number of the Funds listed in Section 4.3(b)(2), as well as the right to designate other investment funds as the Funds (instead of those currently listed in Section 4.3(b)(2)) for purposes of this Plan.

              (5)   Dana Anderson's Deferral Account and Company Matching Account shall be divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to an investment fund elected by him pursuant this Section 4.3(b). As of the end of each business day, each investment fund subaccount of Dana Anderson's Deferral Account and Company Matching Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance of such investment fund subaccount as of the end of the prior business day by the Earnings Rate for the corresponding Fund for the day of crediting.

              (6)   Notwithstanding Dana Anderson's ability to designate the Funds in which his Accounts shall be deemed to be invested, the Company shall have no obligation to invest any funds in accordance with his election. Dana Anderson's Accounts shall merely be bookkeeping entries on the Company's books, and he shall not obtain any interest in any Funds."

ARTICLE VII

ADMINISTRATION

4.
Section 7.3 is amended by deleting the period at the end of paragraph (7) and adding "; and" in its place and by adding a new paragraph 8 to the end thereof to read as follows:

            "(8)    To compute the Earnings Rate for each Fund in accordance with the terms of the Plan."

ARTICLE VIII

MISCELLANEOUS

5.
Section 8.4 is amended by adding the following sentence at the end thereof:

    "Notwithstanding the foregoing, in the event that this Plan is terminated in full or as to Dana Anderson, the amounts credited to Dana Anderson's Deferral Account and Company Matching Account shall be distributed to him in accordance with Section 6.1."

        IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this amendment this 3rd day of February, 2005.

THE MACERICH COMPANY

By:	/s/ RICHARD A. BAYER Richard A. Bayer Executive Vice President, General Counsel and Secretary

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  Exhibit 10.8.2
ARTICLE I TITLE AND DEFINITIONS
ARTICLE IV PARTICIPANT ACCOUNTS
ARTICLE VII ADMINISTRATION
ARTICLE VIII MISCELLANEOUS